World Funds Trust 485BPOS

Exhibit 99.(j)(9)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 30, 2020, relating to the financial statements and financial highlights of Clifford Capital Partners Fund and Clifford Capital Focused Small Cap Value Fund, each a series of World Funds Trust, for the year or period ended September 30, 2020, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 28, 2021